As filed with the Securities and Exchange Commission on January 26, 2024

Registration No. 333-266830

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cyxtera Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-3743013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2333 Ponce de Leon Boulevard, Suite 900 Coral Gables, FL 33134 (305) 537-9500 (Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Eugene I. Davis

Plan Administrator pursuant to the Fourth Amended Joint Plan Reorganization of Cyxtera Technologies,

Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code

Cyxtera Technologies, Inc.

2333 Ponce de Leon Boulevard, Suite 900

Coral Gables, FL 33134

(305) 537-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue New York, New York 10022

(212)-446-4800

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 12, 2022, Cyxtera Technologies, Inc. (the “Company”), a Delaware corporation, filed a Registration Statement on Form S-3 (Registration Statement No. 333-266830 (the “Registration Statement”)). This Post-Effective Amendment No. 1 to the Registration Statement (the “Post-Effective Amendment”) is being filed in order to deregister all securities that were registered under the Registration Statement and remain unsold.

On June 4, 2023, the Company and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). On November 17, 2023, the Bankruptcy Court entered its order confirming the Fourth Amended Joint Plan of Reorganization of Cyxtera Technologies, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”). The Plan became effective on January 12, 2024.

In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration any and all of such securities of the Company registered but unsold under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on January 26, 2024.

Cyxtera Technologies, Inc.

By:	/s/ Eugene I. Davis
Name:	Eugene I. Davis
Title:	Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, Plan Administrator pursuant to the Fourth Amended Joint Chapter 11 Plan of Cyxtera Technologies, Inc. and Its Debtor Affiliates

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.